Exhibit A

Insurance Company Resolutions

I, Christopher T. Kenney, herby certify that (1) David R. Carpenter is the President of American Fidelity Assurance Company (“AFA” or the “Company”), (2) the Company’s Executive Committee (the “Committee”) approved the resolutions below at the Committee’s meeting on January 10, 2014, (3) the Company’s Board of Directors approved the Committee’s resolutions on April 8, 2014, and (4) such resolutions are in full force and effect as of the date hereof.

WHEREAS:

A. Pursuant to Sections 5.01 and 5.02 of AFA’s Bylaws, AFA’s Board of Directors has elected an Executive Committee that, with certain limited exceptions, has the powers of AFA’s Board of Directors in the interim between Board meetings.

B. AFA is the depositor and sponsor of American Fidelity Separate Account A, American Fidelity Separate Account B and American Fidelity Separate Account C (together, the “Separate Accounts”), each of which is a registered investment company with the Securities Exchange Commission (“SEC”) that offers one or more funds as investment options to investors through a designated variable annuity product.

C. AFA’s management desires to consider the substitution of the Vanguard Variable Insurance Fund Total Stock Market Index Portfolio (the “Replacement Fund”) in place of the American Fidelity Dual Strategy Fund, Inc. (the “Existing Fund”), a fund that is currently offered as an investment option in each of the Separate Accounts (the “Substitution”).

D. The Executive Committee has received and reviewed (i) the “Recommendation of AFA Executive Council to AFA Executive Committee to Approve Substitution of Underlying Fund in Separate Accounts”, including the “Summary, Recommendation and Additional Analysis” attached thereto discussing the Substitution (together, the “Executive Council Recommendation”), and (ii) the “Dual Strategy Fund Research and Analysis” prepared by Asset Services Company, LLC that provides additional information about the Substitution (the “Consultant’s Report”).

E. The Executive Committee (i) has considered the information in the Executive Council’s Recommendation and in the Consultant’s Report, and (ii) has been advised that (a) AFA’s Senior Investment Committee has approved the Substitution, and (b) AFA’s Executive Council has approved the Substitution subject to approval by the Executive Committee.

F. Upon review of the Executive Council Recommendation and the Consultant’s Report, the Executive Committee has determined that:

(1) The Replacement Fund has a larger and growing asset base in comparison to the Existing Fund’s.

(2) The Replacement Fund provides a means of maintaining lower total annual expenses, while also maintaining effective asset management and improving performance.

(3) The current contracts funded through an investment in the Existing Fund create limited potential for growth in the Existing Fund’s assets due to the Existing Fund being only one of many investment options within the contracts.

(4) The Replacement Fund’s fundamental policies are similar to the Existing Fund’s fundamental policies, and both funds feature diversified portfolios.

(5) The Replacement Fund offers a single class of shares, as does the Existing Fund.

(6) The reputation of the Replacement Fund and its investment advisor are more widespread than that of the Existing Fund and AFA.

(7) The Replacement Fund’s performance record is comparable to or better than the Existing Fund’s.

(8) The economics of continuing to offer the Existing Fund and the Existing Fund’s decreasing asset size makes it difficult to manage the Existing Fund while keeping expenses down and maintaining performance.

G. The Executive Committee desires to accept the Executive Council Recommendation and approve the Substitution.

RESOLVED:

1. The Executive Committee approves the Substitution, as described in the Executive Council Recommendation.

2. The Executive Committee authorizes the appropriate officers and agents of AFA on behalf of AFA and/or the Separate Accounts, as applicable, to (a) make the necessary SEC and other regulatory filings, (b) enter into a participation agreement with the Replacement Fund and any other agreements with the Replacement Fund and/or such other parties as may be necessary or appropriate in connection with the Substitution, (c) terminate the participation agreement with the Existing Fund and any other agreements that it is necessary or appropriate to terminate with the Existing Fund and/or any other parties in connection with the Substitution, and (d) take any and all other actions that may be necessary or appropriate to effectuate the Substitution.

August 19, 2014                                                                _/S/Christopher T. Kenney______________
Christopher T. Kenney, Secretary